Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2010
- Revenue of $41 million, up 83% from pro forma 2009; EPS of $0.09 per share; EBITDA of $17 million -
Denver, Colorado — May 10, 2010 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported first quarter financial and operating results for the period ended March 31, 2010.
“We started the fiscal year on solid footing as we continue to build momentum on our growth initiatives aimed at increasing production in our high quality oil and gas assets,” said Nicholas J. Sutton, Chairman and CEO of Resolute. “Our development programs are still in their early stages, and progress has been as expected. We have put in place a balance sheet well suited for strategic acquisitions, which, when combined with continued organic growth, positions us nicely to continue to increase shareholder value in the years to come.”
First Quarter Comparative Results
Under generally accepted accounting principles (“GAAP”), Resolute had net income of $4.7 million, or $0.09 per share, on revenue of $41.1 million during the three months ended March 31, 2010. This compares to a net loss of $2.2 million, or $(0.05) per share in the first quarter of 2009.
For further information concerning the GAAP financial results, please refer to the Condensed Consolidated Statements of Operations presented in this press release.
Actual First Quarter 2010 Results Compared to Adjusted Pro Forma First Quarter 2009 Results

	Three Months Ended March 31,
	2010	2009
	($ thousands, except as noted) (1)
		Adjusted Pro
		Forma
Production (MBoe):
Aneth	489	491
Wyoming	147	201

Total production	636	692

Daily rate (Boe)	7,062	7,693

Revenue per Boe excluding realized derivative gains (losses)	$64.72	$32.48
Revenue per Boe including realized derivative gains (losses)	$61.36	$47.38

Revenue	$41,132	$22,488
Realized derivative gains (losses)	(2,136)	10,321

Revenue, net of derivative gains (losses)	38,996	32,809

Operating expenses:
Lease operating expense	13,255	12,938
Production and ad valorem taxes	6,293	3,357
General and administrative expense	2,653	2,435

Net income (loss)	4,704	(7,041)

EBITDA	17,035	15,079

(1)	The table sets forth historical results for the three months ended March 31, 2010, and adjusted pro forma financial results for the three months ended March 31, 2009. Such pro forma data was prepared as if the merger with Hicks had closed on January 1, 2009. A complete reconciliation of these items to the GAAP presentation in the Company’s Form 10-Q is presented at the end of this press release. The Company has included a discussion and presentation of pro forma information for 2009 in order to assist investors’ understanding of the unusual and complex GAAP financial presentation in the Company’s Form 10-Q, which will be filed on or before May 14, 2010. The Company will not necessarily present this same level of disclosure on an ongoing basis.
EBITDA: During the first quarter of 2010, Resolute generated $17.0 million of EBITDA (a non-GAAP measure), or $26.78 per barrel of oil equivalent (“Boe”). During the first quarter of 2009, Resolute generated $15.1 million of adjusted pro forma EBITDA, or $21.79 per Boe.
Production: Production for the quarter ended March 31, 2010, was 636 thousand Boe (“MBoe”) as compared to 692 MBoe for the first quarter of 2009. Overall production was substantially as anticipated, and declined 56 MBoe or 8.1 percent as compared to the prior year quarter.
Production from the Company’s Aneth Field properties remained on plan, reflecting natural production declines, offset by the effect of the Company’s CO2 flood projects.
Production in Wyoming declined 54 MBoe, or 26.9 percent compared to the prior year quarter. The production decline was largely the result of the previously-announced shut-in of approximately 2.5 million cubic feet per day of uneconomic coalbed methane production (approximately 38 MBoe for the quarter), as well as normal production declines that would be experienced in the field. Additionally, the Western Gas Resources Hilight Plant that processes

Resolute’s gas production in Wyoming suffered compression failure in November 2009, resulting in a reduction in Resolute’s ability to transport gas to market. Production was partially restored in February 2010, and Resolute has been advised that full restoration of compression availability is expected during the third quarter of 2010. Management estimates that the production constraints at the Hilight Plant resulted in a curtailment in production volumes of approximately 23 MBoe, or 255 Boe per day, during the quarter ended March 31, 2010.
Revenue: For the three months ended March 31, 2010, Resolute experienced an 18.9 percent increase in adjusted revenue as compared to the prior year period. The Company had total adjusted revenue of $39.0 million for the first quarter of 2010, including the effect of realized losses on derivatives of $2.1 million. For the three months ended March 31, 2009, Resolute had total pro forma adjusted revenue of $32.8 million, including the effect of realized gains on derivatives of $10.3 million. The increase in adjusted revenue resulted from increased product pricing that more than offset the production decline during the period.
Operating Expenses: For the first quarter of 2010, lease operating expenses increased approximately three percent, to $13.3 million versus first quarter 2009 pro forma lease operating expenses of $12.9 million. On a unit basis, the 2010 result was $20.80 per Boe as compared to $18.69 per Boe in the prior year period. Total production taxes increased by $2.9 million, or 87.5 percent, to $6.3 million, or $9.95 per Boe, as compared to $3.4 million, or $4.85 per Boe for the 2009 period. The production decline in 2010 versus 2009 exacerbated the change in the per-Boe measure.
General and Administrative Expense: Resolute incurred general and administrative expense for the three months ended March 31, 2010 of $2.7 million, or $4.17 per Boe, as compared to pro forma general and administrative expense of $2.4 million, or $3.52 per Boe, for the prior year period. The increase between 2009 and 2010 resulted principally from the timing of certain professional and other service costs incurred in the first quarter of 2010, the equivalent of which were incurred in the second quarter of 2009.
Capital Expenditures: During the first quarter of 2010, Resolute incurred approximately $12.5 million in capital expenditures. Of this amount, approximately $3.4 million or 27.5 percent was related to the acquisition of CO2 to support the Company’s ongoing tertiary recovery projects. An incremental $3.2 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth CO2 expansion and other compression-related items. Additionally, in March 2010, Resolute incurred $5.9 million related to the acquisition of a 47.5 percent working interest in approximately 61,000 gross (42,000 net) leasehold acres in the Bakken trend of the Williston Basin, in Williams County, North Dakota.
Operations Update
Sutton further commented, “Our production was in line with our internal planning. Our CO2 flood expansion projects within our Aneth Field properties in Utah continue to buttress our Utah oil production, and although production in the Wyoming operating area was partially curtailed by external events, we are advised that the third party processor that suffered compression failure will be fully operational by September 1, 2010, and that we will meet our long-term production estimates.”
“With regard to our Bakken project in North Dakota, the GeoResources and Resolute technical teams have identified approximately a dozen prospective drilling locations, and we will be applying for permits to drill on a number of sites in the near future. In the next two months, we will narrow our list of potential locations to select a final drill-site for our first well, on which we anticipate initiating operations in the third quarter of 2010.”
In Utah, the Company continues to observe increased oil production in response to CO2 injection within the completed phases of its CO2 flood project, covering the western portion of the Aneth Unit. Based on this success, the project will be expanded to the Phase 4 area, covering the eastern portion of the unit, and to the Desert Creek II C project in the McElmo Creek Unit. Preliminary work will begin in 2010 with full scale expansion in 2011. Resolute anticipates substantially completing the infrastructure portion of Phase 4 in 2011. Along with these expansion projects, the Company anticipates installing significant upgrades to compression facilities in 2011, which will help us handle the additional gas required for the expansion as well as enable recovery of condensate. The upgrades will be followed by installation of gas processing facilities, which will allow Resolute to capture saleable hydrocarbons from the gas stream that is currently re-injected in the field.
In Wyoming Resolute continues to move forward with its refrac program in Hilight Field, with four refracs completed to date. The Company is evaluating the results, and expects to undertake two to four more refracs in the near future. In addition, progress is being made on the geologic work necessary to test the Mowry shale later in 2010. The repair and modernization program initiated upon acquisition of the Hilight assets is ongoing.
The joint venture with GeoResources (NASDAQ: GEOI) in the Bakken trend in North Dakota presents the Company with significant opportunities to advance its liquids-focused strategy in an area that holds a great deal of promise. Resolute expects to participate in the drilling of three horizontal wells during 2010 and believes that collectively the companies in the joint venture have the expertise, technology and financial structure to develop significant production and upside, both in the near and long term. Resolute owns a 47.5 percent interest in the acreage.

RESOLUTE ENERGY CORPORATION
Condensed Consolidated Statements of Operations (UNAUDITED) (1)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Oil	$35,857	$—
Gas	4,542	—
Other	733	—

Total revenue	41,132	—

Operating expenses:
Lease operating	13,255	—
Production and ad valorem taxes	6,293	—
Depletion, depreciation, amortization, and asset retirement obligation accretion	10,713	—
General and administrative	2,653	305
Write-off of deferred acquisition costs	—	3,500

Total operating expenses	32,914	3,805

Income (loss) from operations	8,218	(3,805)

Other income:
Interest income	3	458
Interest expense	(1,075)	—
Realized and unrealized gains on derivative instruments	210	—
Other income	33	—

Total other income (expense)	(829)	458

Income (loss) before income taxes	7,389	(3,347)
Income tax benefit (expense)	(2,685)	1,138

Net income (loss)	$4,704	$(2,209)

Basic and diluted earnings (loss) per common share:
Common stock	$0.09	$(0.05)
Common stock, subject to redemption	$—	$0.01
Weighted average shares outstanding:
Common stock	49,906	45,105
Common stock, subject to redemption	—	16,560

(1)	Resolute became a publicly traded entity through a merger transaction with Hicks Acquisition Company I, Inc. (“Hicks”), in which Hicks was treated as the acquirer for accounting purposes. Financial performance metrics covering periods prior to completion of the merger on September 25, 2009, represent only those of Hicks, and do not include any operational oil and gas activity. Hicks did not generate any revenues other than interest income earned on the proceeds of its initial public offering.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma and adjusted pro forma financial information has been derived by the application of pro forma adjustments and adjusted pro forma adjustments to the historical consolidated and combined financial statements of Resolute and Predecessor Resolute to reflect the Resolute acquisition. The column labeled “Pro Forma” provides data that is compiled according to the requirements for pro forma presentation contained in Regulation S-X. The column labeled “Adjusted pro forma” provides further adjustments which, in the opinion of management, provide a useful set of numbers for investors to review. The adjustments made have been annotated in the information below.
The unaudited pro forma and adjusted pro forma consolidated statements of operations for the three months ended March 31, 2009 (the “pro forma statements of operations”) give effect to the Resolute acquisition as if it had occurred on January 1, 2009.
The unaudited pro forma and adjusted pro forma financial information do not include any adjustments for cost savings that are anticipated to be realized from the elimination of historical Hicks operating expenses. Since its inception, Hicks’s efforts were limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters.
The unaudited pro forma and adjusted pro forma financial information should not necessarily be considered indicative of actual results that would have been achieved had the acquisition been consummated on the date or for the period indicated and do not purport to indicate results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read together with the historical financial statements of Resolute and Predecessor Resolute and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Quarterly Report on Form 10-Q, which will be filed on or before May 14, 2010.

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Three Months Ended March 31, 2009
		Predecessor	Transaction		Pro	Additional		Adjusted
	Resolute	Resolute	Adjustments		Forma	Adjustments		Pro Forma
	(in $ thousands except per share data)

Total revenue	$—	$22,488			$22,488	$		$22,488

Operating expenses	—	16,295			16,295			16,295
Depletion, depreciation, amortization and asset retirement obligation accretion	—	8,210	2,347	a	10,557			10,557
Impairment of proved properties	—	13,295			13,295			13,295
Write off of deferred acquisition costs	3,500	—			3,500	(3,500	)d	—
General and administrative expenses	305	2,130			2,435			2,435

Total operating expenses	3,805	39,930	2,347		46,082	(3,500)		42,582

Income (loss) from operations	(3,805)	(17,442)			(23,594)	3,500		(20,094)
Other income (expense):
Interest income (expense)	458	(6,248)	4,718	b	(1,072)			(1,072)
(Loss) gain on derivative instruments	—	9,860			9,860			9,860
Other income (expense)	—	40			40			40

Total other income (expense)	458	3,652	4,718		8,828			8,828

Income (loss) before taxes	(3,347)	(13,790)	2,371		(14,766)	3,500		(11,266)
Income tax (expense) benefit	1,138	(9,807)	14,206	c	5,537	(1,312	)c	4,225

Net income (loss)	$(2,209)	$(23,597)	$16,577		$(9,229)	$2,188		$(7,041)

Earnings (loss) per share	$(0.05)				$(0.18)			$(0.14)
Weighted average shares outstanding	45,105				49,905			49,905

a.	Represents the increase in depletion, depreciation, amortization and accretion computed on a unit of production basis following the allocation of the excess of the aggregate purchase price consideration over the historical book value of Predecessor Resolute to proved oil and gas properties as if the transaction was consummated on January 1, 2009.

b.	Represents reduced interest income and interest expense resulting from the repayment of Predecessor Resolute’s $225.0 million second lien term loan and a $99.5 million partial repayment of Resolute’s revolving credit facility.

c.	Assumes an effective tax rate of 37.5% on income (loss) before income taxes and before non-controlling interests. This reflects both the federal and state statutory income taxes rates that were in effect during the periods presented.

d.	Represents the decease in general and administrative expenses relating to acquisition transaction and public offering transaction costs that would not have been incurred had the transaction been consummated on January 1, 2009.
Reconciliation of Net Income to EBITDA
In this press release, the term “EBITDA” is used. EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, gains and losses on the sale of assets, change in derivative fair value, unrealized loss on commodity derivative instruments and ceiling write-down of oil and gas properties. Resolute’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to EBITDA.

	Three Months Ended March 31,
	2010	2009
	($ in thousands)
		Adjusted Pro
	Actual	Forma

Net income (loss)	$4,704	$(7,041)

Adjustments:
Interest	1,072	1,072
Taxes	2,685	(4,225)
Depletion, depreciation and amortization	10,713	10,557
Impairment	—	13,295
Stock-based compensation	207	960
Unrealized (loss) gain on derivatives	(2,346)	461

Total adjustments	12,331	22,120

EBITDA	$17,035	$15,079

Earnings Call Information
Resolute will host an investor call at 5:00 pm EDT today. To access the call please dial (888) 753-4238 from the United States, or (574) 941-1785 from outside the U.S. The conference call I.D. number is 71298358. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through May 24, 2010 by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The conference call I.D. number is 71298358.
This call will also be available as a live webcast which can be accessed at Resolute’s Investor Relations website at http://www.rnrc.net/inv_overview.html.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this presentation include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the timing and amount of future production of oil and gas; availability of drilling and production equipment; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; government regulation and taxation of the oil and gas industry; developments in oil-producing and gas-producing countries; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
About Resolute Energy Corporation
Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming and Oklahoma. The Company also owns exploration properties in the Bakken trend of North Dakota, the Big Horn Basin in Wyoming and the Black Warrior Basin in Alabama.
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Josh Hochberg or Erica Bartsch
Sloane & Company
212-486-9500
jhochberg@sloanepr.com / ebartsch@sloanepr.com